Exhibit 99.1

February 5, 2013
For Immediate Release

Urologix Reports Fiscal Year 2013 Second Quarter Results and Reaffirms Annual Guidance

Executive Summary

  Second quarter revenue reported at $4.4 million, up 9.7% sequentially.
  Guidance for fiscal year 2013 revenue reaffirmed at $16.0 million to $17.0 million.

MINNEAPOLIS — February 5, 2013— Urologix®, Inc. (NASDAQ:ULGX), the leading provider of in-office BPH therapy, today reported financial results for its fiscal year second quarter ended December 31, 2012.

Second quarter fiscal year 2013 revenue totaled $4.4 million, up 9.7% sequentially from the first quarter of fiscal year 2013 and down 6.4% compared to the second quarter of fiscal year 2012. The sequential increase in revenue was driven by approximately 10% growth in sales for both product lines, Cooled ThermoTherapyTM (CTT) and Prostiva Radio Frequency (RF) Therapy. Revenue declined compared to the second quarter of fiscal year 2012 due to lower sales in both product lines.

“Second quarter performance reflects improving execution of our sales strategy and stronger in-office procedure trends compared to the first quarter of fiscal year 2013,” stated Greg Fluet, Chief Executive Officer. “We remain intently focused on leveraging our leading market share position, our expanded sales organization, and our innovative market development and patient education programs to drive top-line growth going forward.”

As of December 31, 2012, the Company’s cash balance was $4.9 million compared to $5.3 million as of September 30, 2012. Cash utilization in the quarter was $470,000. Our cash utilization benefited from the ability to defer $489,000 of payments for Prostiva product purchased during the quarter. In addition, we continue to defer payments due and accrued in prior periods related to Prostiva which are reflected in accounts payable and short term deferred acquisition payments on the balance sheet.

Gross profit for the second quarter of fiscal year 2013 was $2.2 million, or 51.4% of revenue, compared to $2.3 million, or 49.2% of revenue, in the second quarter of fiscal year 2012. Gross margin also increased sequentially compared to 50.8% in the first quarter of fiscal year 2013 due to improved production efficiencies. The change in gross margin compared to the prior year was due to increased production volumes that reduced the allocation of fixed manufacturing costs on a per-unit basis.

Total operating expense was $3.1 million for the second quarter of fiscal year 2013, representing an increase of 4.2% sequentially and a decline of 3.9% compared to the prior year period. The sequential increase in operating expense was related to increased investments in sales and marketing. The year-over-year decrease in total operating expense of 3.9% was driven by a non-cash gain of $215,000 in the second quarter of fiscal year 2013 and lower general and administrative expenses compared to the second quarter of fiscal year 2012. Excluding this non-cash gain, total operating expense increased 2.9% compared to the second quarter of fiscal year 2012. The increase in operating expense, excluding the non-cash gain, was again related to our investments in sales and marketing activities.

For the second quarter of fiscal year 2013, Urologix reported a net loss of $970,000, or $0.05 per diluted share, compared to a net loss of $1.1 million, or $0.08 per diluted share, in the second quarter of fiscal year 2012. The change in net loss in the second quarter of fiscal year 2013 was driven primarily by the non-cash gain of $215,000 due to a change in the fair value of the acquisition consideration. The net loss this quarter represented a modest sequential improvement over the net loss of $1.1 million, or $0.05 per share, in the first quarter of fiscal 2013. The sequential improvement in net loss this quarter was driven primarily by higher sales and gross profit compared to the prior quarter.

Guidance

The Company reaffirms the fiscal year 2013 total revenue guidance range of approximately $16.0 million to $17.0 million.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2013 second quarter results on Tuesday, February 5, 2013 at 4:00 p.m. Central Standard Time. To listen to the call, please dial 1-866-578-5788 and enter the Participant Passcode 18011408 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Prostiva® RF Therapy System distributed by Urologix delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms.  Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Brian Smrdel at (763) 475-7696 or bsmrdel@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company’s sales and marketing strategies and organization, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 and other documents filed with the Securities and Exchange Commission.

Urologix Media Contact

Karen Jackson

(513) 484-2987

Kjackson@urologix.com

Urologix Investor Relations Contact

Brian Smrdel

(763) 475-7696

Bsmrdel@urologix.com

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,

	2012	2011	2012	2011

Sales	$4,354	$4,653	$8,324	$7,795
Cost of goods sold	2,117	2,364	4,072	4,091
Gross profit	2,237	2,289	4,252	3,704

Costs and expenses:
Sales and marketing	2,007	1,675	3,724	3,039
General and administrative	646	900	1,383	1,780
Research and development	602	588	1,218	1,069
Change in value of acquisition consideration	(215)	—	(369)	—
Amortization expense	26	26	52	39
Total costs and expenses	3,066	3,189	6,008	5,927

Operating loss	(829)	(900)	(1,756)	(2,223)
Interest expense	(127)	(213)	(249)	(269)
Foreign currency exchange gain/(loss)	2	—	(3)	—
Loss before income taxes	(954)	(1,113)	(2,008)	(2,492)

Income tax expense	16	6	32	11
Net loss	$(970)	$(1,119)	$(2,040)	$(2,503)

Net loss per common share—basic	$(0.05)	$(0.08)	$(0.10)	$(0.17)

Net loss per common share—diluted	$(0.05)	$(0.08)	$(0.10)	$(0.17)

Weighted average number of common shares outstanding--basic	20,835	14,744	20,507	14,735

Weighted average number of common shares outstanding--diluted	20,835	14,744	20,507	14,735

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	December 31, 2012	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$4,879	$1,899
Accounts receivable, net	2,201	2,132
Inventories	2,033	1,448
Prepaids and other current assets	246	290
Total current assets	9,359	5,769
Property and equipment:
Property and equipment	12,018	12,006
Less accumulated depreciation	(11,273)	(11,144)
Property and equipment, net	745	862
Other intangible assets, net	2,137	2,262
Goodwill	3,036	3,115
Long-term inventories	678	663
Other assets	5	5
Total assets	$15,960	$12,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,975	$3,376
Accrued compensation	668	732
Deferred income	10	7
Short-term deferred acquisition payment	2,906	2,395
Other accrued expenses	682	779
Total current liabilities	9,241	7,289

Deferred tax liability	57	35
Long-term deferred acquisition payment	4,017	4,613
Other accrued liabilities	94	113
Total liabilities	13,409	12,050

Shareholders’ equity:
Common stock	207	147
Additional paid-in capital	119,110	115,205
Accumulated deficit	(116,766)	(114,726)
Total shareholders’ equity	2,551	626
Total liabilities and shareholders’ equity	$15,960	$12,676

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended December 31,
	2012	2011
Operating Activities:
Net loss	$(2,040)	$(2,503)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	339	325
Employee stock-based compensation expense	151	199
Provision for bad debts	23	—
Loss on disposal of assets	7	10
Accretion expense on deferred acquisition payments	284	269
Net adjustment to acquisition consideration	(369)	—
Deferred income taxes	22	—
Change in operating items, net of acquisition:
Accounts receivable	(92)	(853)
Inventories	(577)	(38)
Prepaids and other assets	44	(10)
Accounts payable	1,599	1,279
Accrued expenses and deferred income	(177)	277
Net cash used for operating activities	(786)	(1,045)

Investing Activities:
Purchase of property and equipment	(36)	(31)
Acquisition of business	—	(500)
Purchases of intellectual property	(12)	—
Net cash used for investing activities	(48)	(531)

Financing Activities:
Proceeds from stock option exercises	—	87
Issuance of common stock	3,814	—
Net cash provided by financing activities	3,814	87

Net decrease in cash and cash equivalents	2,980	(1,489)
Cash and cash equivalents:
Beginning of period	1,899	3,061
End of period	$4,879	$1,572

Supplemental cash-flow information
Income taxes paid during the period	$15	$11
Net amount of inventory transferred to property and equip.	$56	$144
Non-cash consideration for acquisition	$—	$6,532